Exhibit 99.1

Capricor Therapeutics Announces Positive Pre-Clinical Data for Cardiosphere-Derived Cells (CDCs)

on Duchenne Muscular Dystrophy Cardiomyopathy

Capricor Intends to File for Approval to Conduct Clinical Trial of CAP-1002

in Duchenne Cardiomyopathy

LOS ANGELES, November 18, 2014 – Capricor Therapeutics, Inc. (OTCBB: CAPR), a biotechnology company focused on developing novel therapeutics for the treatment of cardiovascular diseases, today announced positive data from the laboratory of Eduardo Marbán, M.D., Ph.D., Capricor’s Scientific Advisory Board Chairman and the Director of the Cedars-Sinai Heart Institute. The abstract was presented at the Late Breaking Basic Science Posters and Reception at the American Heart Association’s Scientific Sessions 2014 on November 17, 2014.

Capricor’s Cardiosphere-derived cells (CDCs), also known as CAP-1002, promote cardiomyogenesis and angiogenesis, while inhibiting oxidative stress, inflammation and fibrosis. Dr. Marbán tested the hypothesis that CDC transplantation may be beneficial in mice with muscular dystrophy (mdx mice), which progressively develop cardiomyopathy due to dystrophin deficiency and the resultant intense oxidative stress, inflammation and apoptosis.

Methods and Results: A total of 56 mice were studied at a point when global cardiac dysfunction was already evident by echocardiography. Wild-type syngeneic mouse CDCs (105 cells total) or control were injected intra-myocardium in 5 left ventricular (LV) sites in 10-month old mdx mice.

•	LV ejection fraction markedly improved 3 weeks after treatment in CDC-treated mice compared to vehicle-treated mice (60.4±1.6 vs 48.1±2.2; p<0.005).
•	CDC-treated mdx mice exhibited higher maximal exercise capacity compared to vehicle-treated mice over 3 months of follow up (p<0.05).
•	The functional improvement was associated with enhanced Nrf2 activation, up-regulation of Nrf2 downstream gene products, increased expression of mitochondrial transcription factor A and cellular mitochondrial content, restored expression of mitochondrial respiratory complex proteins, reduced collagen I and III deposition, and attenuated infiltration of inflammatory cells [CD68+ macrophages and CD3+ T cells] in the CDC-treated mouse hearts.

The data demonstrated that cardiac function and exercise capacity improved in CDC-treated mdx mice, accompanied by enhanced activation of the antioxidative Nrf2 pathway, attenuation of inflammation, reduction in collagen content and fibrosis, and augmented cardiomyogenesis in CDC-treated mdx hearts. The findings raise the possibility that CDCs may be useful therapeutically to treat heart failure in patients with Duchenne muscular dystrophy.

Dr. Linda Marbán, Chief Executive Officer of Capricor, said, “Data presented yesterday forms the basis for a clinical development plan that we intend to submit to FDA. Duchenne cardiomyopathy is a devastating complication of the disease that affects virtually all those affected by the disease and is the leading cause of death in patients with Duchenne Muscular Dystrophy. Notwithstanding the advances being made for the skeletal muscle symptoms of Duchenne, Capricor is addressing the devastating cardiac complications for which there is no specific treatment.”

About Duchenne Muscular Dystrophy (DMD)

DMD afflicts approximately 25,000 boys and young men in the USA. The central cause is a genetic abnormality in the dystrophin complex, leading to membrane fragility with secondary damage to skeletal and cardiac muscle. No treatment has been proven effective for DMD; patients usually die in young adulthood. Various clinical trials are ongoing, but almost all target the skeletal myopathy. Much of the death and disability in the later years of DMD is due to heart disease rather than to skeletal muscle disease. Virtually all DMD patients aged >15 years develop heart failure, and mortality is high (10-20% per year) despite optimal medical therapy. Heart transplantation is not typically an option for DMD patients.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (CAPR), a publicly traded biotechnology company, is focused on the development of novel therapeutics to prevent and treat heart disease. The Company has two leading product candidates: CAP-1002 and Cenderitide. The Company was formed through the November 2013 merger between Capricor, Inc., a privately held company whose mission is to improve the treatment of heart disease by commercializing cardiac stem cell therapies for patients, and Nile Therapeutics, Inc., a clinical-stage biopharmaceutical company developing innovative products for the treatment of cardiovascular diseases. For additional information visit www.capricor.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor’s product candidates; the conduct, size, timing and results of discovery efforts and clinical trials; plans regarding regulatory filings, future research and clinical trials; plans regarding current and future collaborative activities and the ownership of commercial rights; future royalty streams, and any other statements about Capricor’s management team’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact our business are set forth in our Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 31, 2014, in our Amendment No. 1 to Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on May 23, 2014, and in our Form 10-Q for the quarter ended September 30, 2014, as filed with the Securities and Exchange Commission on November 14, 2014. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

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For more information, please contact:

Capricor Therapeutics, Inc.
AJ Bergmann, Vice President of Finance

+1-310-358-3200
abergmann@capricor.com

ProActive Capital Group

Kirin Smith, COO

+1-646-863-6519

ksmith@ProActiveCapital.com

www.ProActiveCapital.com